Exhibit 10.23
Resolution of Board of Directors, September 7, 2007, establishing compensation for non-management directors
THEREFORE, LET IT BE RESOLVED, that the Board hereby approves the new compensation structure for Director pay as proposed, to be effective November 1, 2007; and hereby vests authority in and directs the proper Company officers, in the name and on behalf of the Company, to do all things, to take all actions and to execute, deliver and file all documents and instruments, in the name and on behalf of the Company, as such officer may determine to be necessary or advisable in effecting the foregoing resolution and the transactions contemplated thereby (such determination to be conclusively, but not exclusively, evidenced by the taking of such actions or the execution of such documents or instruments by any such officer).

Pay Component	Amount
Annual Board Retainer	$35,000*
Board Meeting Fee	$1,875*
Committee Meeting Fee	$1,875*
Independent Lead Director Fee (additional annual retainer)	$12,500*
Committee Chair Retainer	Audit: $10,000*
Compensation: $6,250*
Directors & Corporate
Governance: $6,250*
Benefits: $3,125*
Finance: $3,125*
Annual Equity Grant †	$30,000
Initial Election Equity Grant † (one-time grant for directors elected subsequent to August 20, 2003)	$15,500

*	Inclusive of the 25% stock match† when the Director takes all of his or her retainers and attendance fees in the Company’s Dividend Reinvestment and Stock Purchase Plan.

†	Paid in the form of a cash contribution to the directors’ Dividend Reinvestment and Stock Purchase Plan accounts.